If filing more than one
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For period ending  March 31, 2009

File number 811-02319    Fort Dearborn Income Securities, Inc.

 For period ending   March 31, 2009  Exhibit 77(a) and (c)

File number 811-02319

Item 77C(a) and (c): Registrant incorporates by reference Registrant's Proxy Statement dated October 16, 2008, filed October 16, 2008 (Accession No. 000093041308006032).

For period ending   March 31, 2009  Exhibit 77(c)

File number 811-02319

On December 5, 2008, the shareholders of Fort Dearborn Income Securities, Inc. elected board members at an annual meeting of shareholders. Pursuant to Instruction 2 of Sub-Item 77C of Form N-SAR, it is not necessary to provide in this exhibit details concerning shareholder action regarding the election of directors since there were no solicitations in opposition to the registrants nominees and all of the nominees were elected.  There was also a shareholder proposal to terminate the investment advisory between UBS Global Asset Management  (Americas), Inc. and Fort Dearborn, Inc.

Below is an excerpt from a press release dated December 8, 2008 regarding the Results from the Annual meeting:

Fort Dearborn Income Securities, Inc. held its annual shareholder meeting on Friday December 5, 2008 at which the shareholders elected four directors and voted against a shareholder proposal recommending termination of the existing Advisory Agreement with UBS Global Asset Management (Americas) Inc.

All four incumbent directors were re-elected for one-year terms as follows:

For
Withhold
Broker non-votes
Adela Cepeda
7,571,595
541,989
0
Frank K. Reilly
7,574,766
538,818
0
Edward M. Roob
7,570,324
543,260
0
J. Mikesell Thomas
7,559,509
554,075
0

A shareholder proposal to terminate the investment advisory agreement between UBS Global Asset Management (Americas), Inc. and Fort Dearborn Income Securities, Inc. received votes as follows:

For
Against
Abstain
Broker non-votes
702,921
4,131,950
147,920
3,130,793

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